Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”), dated as of January 1, 2016 (the “Effective Date”), is by and between RLI Insurance Company, an Illinois corporation (“RLI”), and Michael J. Stone as independent contractor (the “Consultant”).

In consideration of the mutual benefits and covenants between the parties, as set forth herein and as deemed sufficient by the parties hereto, the parties hereto agree as follows:

1.  Business Relationship.

1.1  Services.  Consultant will provide the consulting services to RLI specified in the Statement of Work set forth at Exhibit A (“Services”), which is incorporated herein by reference.

1.2.  Support.  RLI shall provide Consultant, at RLI’s sole expense, reasonable work space at RLI’s offices and other services and support materials as reasonably required by Consultant for performance of the Services.

1.3  Information.  RLI shall cooperate, provide information and the personal participation of management of RLI reasonably necessary for the timely and proper completion of the Services by Consultant.  To the extent required in Exhibit A or arising from performance of the Services, RLI shall be responsible for providing Consultant with data and information and support materials as reasonably required by Consultant to perform his duties hereunder.

1.4  Acknowledgment.  RLI acknowledges and agrees that by virtue of the nature of the Services to be performed hereunder that Consultant does not represent, warrant or guarantee the success of the Services or the completion or success of the transactions contemplated by the Services.

1.5  Independent Principals; No Employment Relationship.  The relationship of Consultant to RLI shall be that of independent contractor, and Consultant is not an employee of RLI.  RLI shall have no authority to direct the day-to-day activities of Consultant, and Consultant shall be responsible for interaction with RLI employees within the purview of the Services.  This agreement shall not create any employment relationship, obligations or expectations whatsoever, including without limitation any obligation of RLI to provide any benefits generally provided to employees of RLI.  Consultant shall not be considered an employee of RLI or be entitled to any benefits available or accruing to employees of RLI.  Consultant will be solely and completely responsible for its acts during the term of this Agreement.

2.  Fees.

2.1  Service Fees.  RLI agrees to pay Consultant for its services in accordance with Exhibit A (“Service Fees”).  The parties agree that Consultant shall submit invoices to RLI each month in arrears for performance of the Services for the recently completed month, and RLI agrees to pay said invoices within fifteen (15) calendar days after receipt.

2.2  Expenses.  RLI shall reimburse Consultant for all reasonable travel expenses, including air travel, lodging, ground travel, and reasonable out-of-pocket expenses incurred in connection with the provision of the Services.  Anticipated travel expenses for any individual travel itinerary which will exceed $10,000 must be pre-approved by RLI.

2.3  Taxes.  Any amounts due to Consultant as set forth herein are gross and not net of taxes and other charges, which shall be and remain the sole responsibility of Consultant.  RLI shall provide a Form 1099 and other required documents to Consultant in compliance with applicable federal tax laws.

3.  Confidentiality.  Consultant acknowledges that during the term of this Agreement, RLI will provide Consultant with access to and use of certain information of RLI that is confidential, non-public and proprietary property of RLI (“Confidential Information”), and RLI will mark/identify such Confidential Information appropriately.  Consultant agrees to strictly protect this Confidential Information, confining the knowledge of such Confidential Information only to its representatives requiring such knowledge and use in the ordinary course and scope of performance of the Services for RLI.  Consultant agrees and acknowledges that all such Confidential Information is the exclusive property of RLI, and Consultant has no ownership other rights to such Confidential Information whatsoever, and Consultant shall not take, keep, maintain, sell, distribute or otherwise use any such Confidential Information (outside the scope of this agreement).  Notwithstanding the foregoing, Consultant shall have no confidentiality obligation with respect to any Confidential Information that (a) was at the time available in the public domain, other than through a violation of this Agreement, or (b) Consultant can demonstrate by written evidence that it was furnished to Consultant by a third party in lawful possession thereof and who was not under an obligation of confidentiality to RLI.  Consultant may disclose Confidential Information tas required pursuant to an order or requirement of a court, administrative agency or other government body, provided Consultant has notified RLI promptly after receipt of such order or requirement and allowed RLI a reasonable opportunity to apply for protective measures (and Consultant shall reasonably cooperate with RLI in such efforts).

4.  Representations and Warranties.

4.1  No Violations.  Each of the parties warrants and represents to the other that the performance of its obligations under this Agreement will not violate any agreement to which either of them is a party or by which either of them is bound.

4.2  Workmanship.  Consultant warrants to RLI that, during the term of this Agreement, the Services will be performed in a professional and workmanlike manner.

5.  Timely Performance.  If either party to this Agreement has knowledge of any event or circumstance which may or will prevent the timely performance of the Services, the knowing party shall immediately notify the other party thereof and include all relevant information concerning the delay or potential delay.

6.  Term and Termination.

6.1  Term.  The term of this Agreement shall commence on the Effective Date set forth above and shall be in effect until December 31, 2016 (“Term”), unless otherwise terminated earlier as provided herein.  This Agreement does not automatically renew, but may be renewed by mutual negotiation and agreement by the parties.

6.2  Termination.  During the Term, either party may terminate this Agreement with thirty (30) days prior written notice to the other party.  In the event of termination by either party, all Service Fees and all other other compensation and reimbursements for Services through the date of termination shall be paid promptly to Consultant by RLI.  In the event of termination by RLI, RLI shall also pay Consultant the Service Fees payable for the remaining balance of the Term, payable in a lump sum within ten (10) calendar days after such termination.

7.  Indemnification.  RLI agrees to indemnify, defend and hold harmless Consultant from and against any and all claims, liabilities, losses, damages, causes of action or injuries, together with reasonable costs and expenses, including reasonable attorneys’ fees arising out of or resulting from the performance of the Services by Consultant on behalf of RLI pursuant to the terms hereof.  Notwithstanding the foregoing, as a director and former officer of RLI, Consultant shall remain entitled to indemnification as provided to directors and former officers under RLI’s organizational documents and the Indemnification Agreement between Consultant and RLI, pursuant to the terms thereof, and shall remain entitled to the benefit of any directors and officers insurance coverage maintained by RLI, pursuant to the terms thereof (together, “RLI D&O Indemnification”).  For the avoidance of doubt, the indemnification provisions of this paragraph are not intended to, and shall not replace, reduce, limit or conflict with such RLI D&O Indemnification.  This provision shall survive any termination or expiration of this Agreement.

8.  Non-Competition / Nonsolicitation.  Beginning on the Effective Date and during the Term of this Agreement, Consultant: (i) will not directly own, manage, operate, finance, join, control, participate in, or derive any financial benefit whatsoever from, or be an officer, director, employee, partner or consultant of, any property / casualty insurance company operating in the United States; and (ii) will not solicit, recruit, otherwise attempt to hire (for himself or any other entity), or hire in any capacity any employee of Company or its affiliates.  This provision shall survive any termination or expiration of this Agreement.  Nothing contained in this Section 8 will in any way affect Consultant’s convenants or obligations under RLI’s bonus plans or stock option plans or stock option agreements pursuant to which Consultant has been granted stock options.

9.  Board of Directors.  This Agreement, and Consultant’s duties, obligations and services to RLI hereunder, are separate from and shall not impact or interfere in any manner with Consultant’s duties, obligations and services rendered to RLI Corp. as a member of its Board of Directors.  Any conflict or potential conflict in those separate roles shall be disclosed promptly to RLI.  Consultant shall be entitled to any compensation paid by RLI to directors in his capacity as a member of the RLI Board of Directors.

10.  No Assignment.  Neither RLI nor Consultant may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party.

11.  Severability.  The invalidity of any portion, provision or paragraph of this Agreement shall not effect or render invalid any other portion, provision or paragraph of this Agreement.

12.  Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, registered or certified mail, postage prepaid, to each party as such party’s address is set forth on the signature page hereof or such other address as any party may have furnished to the other in writing in accordance herewith.

13.  No Waivers.  All waivers of any provisions hereunder must be in writing, and the waiver by either party is a breach of violation of any provision of this Agreement and shall not operate as or be construed to be a waiver of any subsequent breach hereof.

14.  Force Majeure.  Neither party shall be liable for any delay in performing its obligations under this Agreement if such delay is caused by circumstances beyond that party’s reasonable control, including without limitation any delay caused by any act or omission of the other party, acts of God, or fire, floods or labor disputes.

15.  Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the substantive laws of the State of Illinois, without regard to its principals governing conflicts of law.

16.  Headings.  The section and paragraph headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17.  Amendment.  This Agreement may be modified only by written instrument signed by each of the parties hereto.

18.  Entire Agreement.  This Agreement embodies the full and complete understanding of the parties hereto realted to the provision of Services and supersedes any previous agreement, whether written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this agreement as of the first date set forth in this Agreement.

Consultant:

/s/ Michael J. Stone
Name: Michael J. Stone

RLI Insurance Company

By:	/s/ Jonathan E. Michael

Name:	Jonathan E. Michael

Title:	Chairman & Chief Executive Officer

EXHIBIT A

CONSULTING AGREEMENT — STATEMENT OF WORK

Michael J. Stone

Consulting Services

Consultant generally will provide business consulting services to RLI in connection with the operation of RLI’s insurance businesses, as set forth herein and as requested by RLI from time to time, including without limitation:

•                  Coaching, counseling, and advising executives and product leaders with respect to strategy development, leadership and development, succession planning, and role transitions.

•                  Advising with respect potential acquisitions, including the investigation, negotiation, due diligence, and integration thereof.

•                  Other projects as assigned by RLI CEO Jonathan Michael.

Service Fees

Consultant shall receive gross payment of $20,000 per month, payable in arrears as invoiced by Consultant, within fifteen (15) calendar days after the end of each calendar month.  Consultant shall be solely responsible for all taxes associated with such payments and income.

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